Exhibit 23.1

	We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 1995 appearing on page 19 of the 1994 Annual Report to Shareholders of United Television, Inc. which is incorporated by reference in United Television, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 20 of such Form 10-K. We also consent to the incorporation by reference into this Registration Statement of our report dated June 20, 1994 appearing on page 3 of the United Television, Inc. Employees' Stock Purchase Plan Annual Report on Form 11-K for the year ended December 31, 1993.


PRICE WATERHOUSE LLP

Century City, California
May 11, 1995